                                              -------------------------------
                                              |        OMB APPROVAL         |
                                              -------------------------------
                                              | OMB Number:       3235-0145 |
                                              | Expires:  December 31, 1997 |
                                              | Estimated average burden    |
                                              | hours per response ... 14.90|
                                              -------------------------------



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No. FIVE)*


                      AMERICAN BUSINESS INFORMATION, INC.
                      ------------------------------------
                                (Name of Issuer)

                        COMMON STOCK $0.0025 par value
                      ------------------------------------
                         (Title of Class of Securities)

                                  02476F 10 7
                             --------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)


                               Page 1 of 5 Pages

-------------------------                                  ---------------------
  CUSIP NO. 02476F 10 7                13G                   PAGE 2 OF 5 PAGES
-------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      VINOD GUPTA

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            9,145,654

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             9,145,654

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,145,654
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      41.07%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP 02476F 10 7                                          Page 3 of 5 Pages
-----------------

Item 1.
        (a) Name of Issuer     AMERICAN BUSINESS INFORMATION, INC.

        (b) Address of Issuer's Principal Executive Offices
            5711 South 86th Circle, Omaha, Nebraska  68127
Item 2.
        (a) Name of Person Filing
                            VINOD GUPTA
        (b) Address of Principal Business Office or, if none, Residence 5711 South 86th Circle, Omaha, Nebraska 68127

        (c) Citizenship
                            USA
        (d) Title of Class of Securities
                            COMMON STOCK  $0.0025 par value
        (e) CUSIP Number
                            02476F 10 7

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person is a:

        (a) [_]Broker or Dealer registered under Section 15 of the Act

        (b) [_]Bank as defined in section 3(a)(6) of the Act

        (c) [_]Insurance Company as defined in section 3(a)(19) of the Act

        (d) [_]Investment Company registered under section 8 of the Investment Company Act

        (e) [_]Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [_]Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see(S)240.13d-1(b)(1)(ii)(F)

        (g) [_]Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [_]Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4. Ownership
        (a) Amount Beneficially Owned  9,145,654

        (b) Percent of Class           41.07%

        (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote              9,145,654
            (ii) shared power to vote or to direct the vote                  -0-
           (iii) sole power to dispose or direct the disposition of    9,145,654
            (iv) shared power to dispose or direct the disposition of        -0-

CUSIP NO.  02476F 10 7                                        Page 4 of 5 Pages
----------------------

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].
               NOT APPLICABLE

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
               NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
               NOT APPLICABLE

Item 8.   Identification and Classification of Members of the Group
               NOT APPLICABLE

Item 9.   Notice of Dissolution of Group
               NOT APPLICABLE

                                                               Page 5 of 5 Pages
CUSIP 02476F 10 7
-----------------

Item 10.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         ------------------------
                                                Date

                                           s/s  VINOD GUPTA
                                         ------------------------
                                               Signature

                                                VINOD GUPTA
                                         ------------------------
                                                Name/Title